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                                                                    EXHIBIT 23.2

            CONSENT OF CLANCY AND CO., P.L.L.C., INDEPENDENT AUDITORS



The Board of Directors
PacificNet Inc.

We consent to the incorporation by reference in this Registration Statement (Form S-3) of PacificNet Inc. of our report dated March 25, 2003, with respect to the consolidated financial statements of PacificNet Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2002, filed with the Securities and Exchange Commission, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement. We also consent to the use of our report dated February 27, 2004, relating to the financial statements of Epro Telecom Holdings Limited for the years ended March 31, 2003 and 2002, appearing in such Registration Statement.

/s/ Clancy and Co.
Clancy and Co., P.L.L.C.

Phoenix, Arizona
March 1, 2004